Exhibit 99.1

Omeros Corporation Reports Third Quarter 2010 Financial Results

Seattle, WA – November 4, 2010 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system, today announced its financial results for the third quarter of 2010.

Financial Results

Total operating expenses for the three and nine months ended September 30, 2010 were $7.7 million and $22.7 million, respectively, compared to $5.0 and $16.5 million for the same periods in 2009. The increases in operating expenses were primarily due to higher contract service and consulting costs associated with several of Omeros’ clinical and preclinical programs, increased costs associated with being a public company, and higher employee expenses. In addition, the increase during the nine months ended September 30, 2010 included a one-time payment of $500,000 to Affitech AS in the first quarter of 2010 and a one-time payment of $500,000 to Helion Biotech ApS in the second quarter of 2010 related to the Company’s MASP-2 program.

For the three and nine months ended September 30, 2010, Omeros reported a net loss of $7.6 million, or $0.35 per share, and $22.0 million, or $1.03 per share, respectively. During the same periods in 2009, Omeros reported a net loss of $3.9 million, or $1.34 per share, and $15.5 million, or $5.29 per share, respectively. At September 30, 2010, Omeros had cash, cash equivalents and short-term investments of $34.5 million. Following the end of the third quarter, Omeros received $20.0 million from Vulcan Capital (Vulcan) and a $5.0 million grant award from Washington State’s Life Sciences Discovery Fund (LSDF) to fund its G protein-coupled receptor (GPCR) program. Also following the end of the quarter, Omeros entered into a loan and security agreement with Oxford Finance Corporation (Oxford) pursuant to which the Company may borrow up to $20.0 million, and Omeros was awarded approximately $1.7 million in grants from the U.S. government pursuant to the Qualifying Therapeutic Discovery Project program. These amounts are not included in the $34.5 million of cash, cash equivalents and short-term investments at September 30, 2010.

“We continued to advance our programs during the quarter and now look forward to achieving a number of clinical milestones in the near term. We expect to announce data from our Phase 3 program evaluating OMS103HP in ACL reconstruction in the first quarter of 2011. In that same quarter, we plan to announce data from the Phase 2b trial of OMS302 in cataract surgery and, in the current quarter, expect to release data from our Phase 1/2 OMS201 ureteroscopy trial,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “The fourth quarter began well for Omeros with the completion of the transactions with Vulcan and LSDF, bringing $25 million for our GPCR program. These funds enable us to move forward aggressively to unlock additional orphan GPCRs for drug development.”

Recent Highlights

•

Announced that the Company received $20.0 million from Vulcan and a grant award for $5.0 million from LSDF to support the advancement of the Company’s GPCR program. In return, Vulcan and LSDF have a right to receive a percentage of net proceeds generated by the GPCR program. Additionally, Omeros issued to Vulcan three five-year warrants to purchase common stock, each for 133,333 shares, with exercise prices of $20, $30 and $40 per share, respectively.

•

Gave notice to Patobios Limited (Patobios) of Omeros’ intent to acquire intellectual property assets from Patobios for use in our GPCR program. As previously disclosed, the total purchase price of these assets is approximately $10.8 million CAD, approximately $7.8 million CAD of which is payable in cash and $3.0 million CAD is payable in Omeros common stock. Omeros expects to complete this acquisition in the fourth quarter of 2010.

•

Completed a $20.0 million debt facility with Oxford. The first $10.0 million tranche drawn from Oxford was used to repay the approximately $9.0 million due under our previous facility. The second $10.0 million tranche is available to us, at our sole discretion, until March 31, 2011. Payments for the first tranche and the second tranche, if borrowed, are interest only through October 31, 2011. Beginning November 1, 2011, 36 payments of principal and interest are payable monthly, in arrears.

•

Announced the National Institute on Drug Abuse has provided an additional grant of $3.6 million over four years to fund clinical studies for the Company’s Addiction program. This money will be used to fund Phase 2 clinical studies to be conducted by researchers at the New York State Psychiatric Institute.

•	Awarded $1.7 million in grants from the U.S. government pursuant to the Qualifying Therapeutic Discovery Project program.

A replay of Omeros’ webcast from October 25, 2010 can be accessed on the “Archived Events” page of the Company’s website at http://www.omeros.com. Given the information presented in that recent webcast, the Company will not host a conference call to discuss its third quarter 2010 results.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. The Company’s most clinically advanced product candidates are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has five ongoing clinical development programs, including four from its PharmacoSurgery™ platform, the most advanced of which is in a Phase 3 clinical program, and one from its Addiction program. Omeros may also have the near-term capability, through its GPCR program, to add wholly new drug targets to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of antibody and small-molecule preclinical programs targeting inflammation and central nervous system disorders.

Forward-looking Statements

This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release and include Omeros’ ability to announce data in the first quarter of 2011 from its Phase 3 program evaluating OMS103HP in ACL reconstruction and its Phase 2b program evaluating OMS302 in cataract surgery, the Company’s ability to release data from its Phase 1/Phase 2 OMS201 ureteroscopy trial during the fourth quarter of 2010, the ability of Omeros to move forward aggressively to unlock orphan GPCRs for drug development with the funding from Vulcan and LSDF and Omeros’ ability to complete the acquisition of assets from Patobios during the fourth quarter of 2010. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2010. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Grant revenue	$254	$442	$1,129	$1,010
Operating expenses:
Research and development	5,316	3,692	16,518	12,291
General and administrative	2,428	1,277	6,160	4,162

Total operating expenses	7,744	4,969	22,678	16,453

Loss from operations	(7,490)	(4,527)	(21,549)	(15,443)
Investment income	108	47	146	189
Interest expense	(362)	(540)	(1,223)	(1,705)
Other income (expense), net	189	1,104	606	1,452

Net loss	$(7,555)	$(3,916)	$(22,020)	$(15,507)

Basic and diluted net loss per common share	$(0.35)	$(1.34)	$(1.03)	$(5.29)

Weighted-average shares used to compute basic and diluted net loss per common share	21,487,621	2,930,391	21,387,577	2,929,798

OMEROS CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Cash and cash equivalents and short-term investments	$34,511	$60,305
Total assets	37,106	62,062
Total notes payable	8,940	12,758
Total current liabilities	5,321	11,090
Deficit accumulated during the development stage	(140,356)	(118,336)
Total shareholders’ equity	22,912	43,145